Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Blue Star Foods Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable upon conversion of the promissory note by Jefferson(1)	457	(o)	1,000,000	$1.50	$1,500,000	0.0001531	$229.65
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable upon conversion of promissory notes by Quick Capital (1)	457	(o)	1,000,000	$1.50	$1,500,000	0.0001531	$229.65
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share issuable pursuant to the ELOC Purchase Agreement(1)	457	(o)	17,526,735	$0.116	$2,073,701.26	0.0001531	$317.48

	Total Offering Amounts				18,526,735		$5,073,701.26		$776.78
Total Fees Previously Paid									587.76
Total Fees Due									$189.02

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s Common Stock on the OTC Pink Market of $0.09 per share on February 6, 2025.